UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2016 (December 22, 2016)

TRIBUNE MEDIA COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08572	36-1880355
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 210-2786

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2016, Tribune Media Company (“Tribune”) and Mr. John Batter, Chief Executive Officer, Gracenote, and Executive Vice President, Tribune, entered into a letter agreement in connection with Tribune’s agreement to sell Gracenote to Nielsen Holding and Finance B.V. (“Nielsen”), which modifies certain provisions of Mr. Batter’s employment agreement with Tribune.

Pursuant to this letter agreement, Tribune agreed that if Mr. Batter’s employment is terminated without cause in connection with a Gracenote sale that he will be paid the severance and benefits provided under his employment agreement with Tribune, without any reduction for any compensation paid to him for consulting for Gracenote or Nielsen after the sale. Relatedly, Tribune agreed that, solely for purposes of its employment agreement with Mr. Batter, the Gracenote sale to Nielsen will be treated as a change in control if it is consummated on or before December 31, 2017, with the effect that a qualifying termination of Mr. Batter’s employment in connection with the Gracenote sale will result in the acceleration of his unvested Tribune equity awards. Also, Tribune and Mr. Batter agreed that he will be paid his target bonus amount for 2016 in lieu of any other annual bonus for 2016.

The description of this letter agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2016	Tribune Media Company

	By:	/s/ Edward P. Lazarus
	Name:	Edward P. Lazarus
	Title:	Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary

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